EXHIBIT 99.1

Gladstone Land Reports Quarter-Over-Quarter Increases of 38.8% in FFO Per Share and 20.9% in AFFO Per Share in Its Release of Results for September 30, 2015

Please note that the limited information that follows in this press release is not adequate for making an informed investment judgment.

MCLEAN, Va., Nov. 3, 2015 (GLOBE NEWSWIRE) -- Gladstone Land Corporation (NASDAQ:LAND) (the "Company") today reported financial results for the three and nine months ended September 30, 2015. A description of funds from operations ("FFO"), Core FFO ("CFFO") and Adjusted FFO ("AFFO"), all non-GAAP (generally accepted accounting principles in the United States) financial measures, are located at the end of this press release. All per-share references are to fully-diluted, weighted-average shares of common stock unless otherwise noted. Please read the Company's Quarterly Report on Form 10-Q (the "Form 10-Q"), filed today with the U.S. Securities and Exchange Commission (the "SEC"), which can be retrieved from the SEC's website at www.SEC.gov or from the Company's website at www.GladstoneLand.com.

Summary Information:
					For and As of
	For and As of				the Nine
	the Quarters Ended		Change	Change	Months Ended
	9/30/2015	6/30/2015	($ / #)	(%)	9/30/2015
Operating Data:
Total operating revenues	$ 3,083,553	$ 2,783,853	$ 299,700	10.8%	$ 8,493,131
Total operating expenses, net of credits	(1,915,900)	(1,889,182)	(26,718)	1.4%	(5,476,293)
Other expenses	(961,258)	(924,960)	(36,298)	3.9%	(2,816,157)
Net income (loss) available to common stockholders	$ 206,395	$ (30,289)	$ 236,684	781.4%	$ 200,681
Plus: Real estate and intangible depreciation and amortization	809,445	711,803	97,642	13.7%	2,312,880
FFO available to common stockholders	$ 1,015,840	$ 681,514	$ 334,326	49.1%	$ 2,513,561
Plus: Acquisition-related expenses	62,190	178,016	(115,826)	-65.1%	410,887
Plus: Acquisition-related accounting fees	17,740	13,750	3,990	29.0%	66,490
(Minus) plus: Other one-time (receipts) charges, net(1)	(76,423)	(20,809)	(55,614)	267.3%	(87,267)
CFFO available to common stockholders	$ 1,019,347	$ 852,471	$ 166,876	19.6%	$ 2,903,671
Net adjustment for cash rents	(119,077)	(158,449)	39,372	-24.8%	(374,121)
Plus: Amortization of deferred financing costs	30,263	22,902	7,361	32.1%	74,191
AFFO available to common stockholders	$ 930,533	$ 716,924	$ 213,609	29.8%	$ 2,603,741

(1) Consists primarily of insurance proceeds received during the respective periods.

Share and Per-Share Data:
Weighted average common shares outstanding	9,060,314	8,439,855	620,459	7.4%	8,422,748
Net income (loss) per weighted average common share	$ 0.023	$ (0.004)	$ 0.026	734.8%	$ 0.024
FFO per weighted average common share	$ 0.112	$ 0.081	$ 0.031	38.8%	$ 0.298
CFFO per weighted average common share	$ 0.113	$ 0.101	$ 0.012	11.4%	$ 0.345
AFFO per weighted average common share	$ 0.103	$ 0.085	$ 0.018	20.9%	$ 0.309
Cash dividends declared per common share	$ 0.120	$ 0.120	$ --	0.0%	$ 0.345

Balance Sheet Data:
Real estate and lease intangibles, net	$ 213,136,723	$ 182,559,675	$ 30,577,048	16.7%	$ 213,136,723
Total assets	$ 219,190,114	$ 189,215,674	$ 29,974,440	15.8%	$ 219,190,114
Total indebtedness	$ 140,085,394	$ 110,461,166	$ 29,624,228	26.8%	$ 140,085,394
Total stockholders' equity	$ 71,017,308	$ 71,900,172	$ (882,864)	-1.2%	$ 71,017,308
Total common shares outstanding	9,060,314	9,060,314	0	0.0%	9,060,314

Other Data:
Cash flows from operations	$ 2,697,498	$ 1,340,704	$ 1,356,794	101.2%	$ 4,303,508
Farms owned	41	36	5	13.9%	41
Acres owned	14,880	11,467	3,413	29.8%	14,880
Occupancy rate	100.0%	100.0%	0.0%	0.0%	100.0%
Farmland portfolio value	$ 265,431,580	$ 231,456,080	$ 33,975,500	14.7%	$ 265,431,580
Net asset value per share	$ 13.64	$ 13.42	$ 0.22	1.6%	$ 13.64

Highlights for the Quarter:

  Property Acquisitions: Acquired five new farms, consisting of 3,413 total acres, including our first acquisitions in the Midwest and our first agricultural development deal. These farms were acquired for an aggregate purchase price of $29.9 million; however, if the development piece is included, aggregate investments from this quarter are expected to total approximately $37.7 million at an expected overall cap rate of 6.9%;
  Purchase and Sale Agreements: Entered into three purchase and sale agreement to purchase 1,688 acres of farmland in Florida and Georgia for $7.7 million. One of these transactions closed subsequent to September 30, 2015, and we expect the others to close later in the fourth quarter. However, these agreements are subject to customary conditions and termination rights, and there can be no assurance that the acquisitions will be consummated;
  Financing Activities: Obtained $27.7 million, in aggregate, of new, long-term borrowings at a weighted-average interest rate of 3.1%, which rates are fixed for terms ranging from three to five years. Also amended the borrowing facility with our largest lender, which should result in annual interest savings of approximately $190,000. Among other changes, the amendment reduced the interest rate on all long-term borrowings under the facility by 26 basis points, extended the fixed-rate term of the note by 44 months and reduced the interest rate on the line of credit by 25 basis points;
  At-the-Market Program: Initiated an at-the-market program, which will allow us to issue and sell up to $30.0 million of our common stock; and
  Distributions: Declared and paid monthly cash distributions of $0.04 per share of common stock for each of July, August and September.

Q3 2015 Results: CFFO and AFFO were approximately $1.0 million, or $0.11 per share, and $0.9 million, or $0.10 per share, respectively. On a per-share basis, CFFO and AFFO increased by 11.4% and 20.9%, respectively, when compared to the previous quarter. These increases were primarily due to additional rental income recorded due to our recent acquisitions. Compared to the prior quarter, operating revenues for the quarter ended September 30, 2015, increased by 10.8%, while our operating expenses remained relatively flat, only increasing by 1.4%. For the quarter ended September 30, 2015, our core operating expenses, which we define as our total operating expenses, less depreciation and amortization, acquisition-related expenses, any fee credits, and certain other one-time expenses, increased by approximately $45,000 from the previous quarter. This increase was primarily driven by additional property operating expenses and professional fees incurred, partially offset by decreases in certain general and administrative expenses. Our net asset value increased from $13.42 at June 30, 2015, to $13.64 at September 30, 2015, primarily due to appreciation in the value of certain farms in our portfolio during the quarter.

YTD 2015 Results: CFFO and AFFO for the nine months ended September 30, 2015, were approximately $2.9 million, or $0.34 per share, and $2.6 million, or $0.31 per share, respectively, compared to distributions of $0.35 per share.

A reconciliation of FFO, CFFO and AFFO to net loss, to which the Company believes is the most directly-comparable GAAP measure for FFO, CFFO and AFFO, for the quarters ended September 30 and June 30, 2015 and a computation of basic and diluted FFO, CFFO and AFFO and basic and diluted net loss per weighted-average share of common stock is set forth in the Summary Information table above.

Subsequent to September 30, 2015:

  Purchase and Sale Agreements: Entered into two purchase and sale agreements to purchase, in aggregate, 3,160 acres of farmland in Arizona and Colorado for $12.8 million, one of which we expect to close during the fourth quarter and the other expected to close during the first quarter of 2016. However, these agreements are subject to customary conditions and termination rights, and there can be no assurance that the acquisitions will be consummated;
  Property Acquisition: Acquired one new farm, consisting of 691 total acres in Florida, for a purchase price of $3.8 million at a cap rate of 5.6%;
  Financing Activities: Obtained $3.8 million of financing at an expected effective blended interest rate of 3.0%; and
  Distributions: Declared monthly cash distributions of $0.04 per share of common stock for each of October, November and December.

Comments from the Company's Chief Executive Officer, David Gladstone:  "We're entering the fourth quarter of 2015 on a strong note, having invested about $30 million into five new farms during the quarter, including our first farms in the Midwest and our first almond tree farms, which we're expecting to result in nice returns for us. We also just acquired one new farm in Florida for about $4 million, and we have an additional $17 million of potential farmland purchases under signed purchase agreements that we are working towards closing over the next several months, so we expect to be very active in closing out 2015. With our operating expenses beginning to stabilize, and as we continue to borrow from cheaper lending sources, we expect that a larger portion of the rental income from all new acquisitions will go straight to our earnings. We believe that investing in our stock is both an income investment, as well as an asset appreciation investment, as we expect farmland values to increase faster than inflation. After putting the money raised in our second-quarter equity offering to use, we saw our net asset value per common share increase by 22 cents, up to $13.64 as of September 30, 2015. And we expect to see this mark continue to increase in the future due to portfolio appreciation and our ability to put high-quality farmland on our books."

Conference Call for Stockholders:  The Company will hold a conference call on Wednesday, November 4, 2015, at 8:30 a.m. EST to discuss its earnings results. Please call (855) 363-1762 to enter the conference. An operator will monitor the call and set a queue for any questions.  A conference call replay will be available beginning one hour after the call and will be accessible through December 4, 2015. To hear the replay, please dial (855) 859-2056 and use conference number 61262838.  The live audio broadcast of the Company's quarterly conference call will also be available online at the Company's website, www.GladstoneLand.com. The event will also be archived and available for replay on the Company's website through January 4, 2016.

About Gladstone Land Corporation:

Gladstone Land is a real estate investment trust that pays monthly distributions to its stockholders.  The Company invests in farmland located in major agricultural markets in the United States that it leases to corporate and independent farmers and intends to report the current value of its farmland on a quarterly basis.  As of September 30, 2015, the net asset value of the Company was $13.64 per share.  The Company currently owns 42 farms, comprised of 15,571 acres in 6 different states across the U.S., valued at approximately $269 million. Its acreage is predominantly concentrated in locations where its tenants are able to grow row crops, such as berries and vegetables, which are planted and harvested annually or more frequently. The Company also owns land with permanent crops (those planted every 10 to 20-plus years), such as blueberries and almonds.  The Company also may acquire property related to farming, such as storage facilities utilized for cooling produce, processing buildings, packaging facilities and distribution centers.  The Company has paid 32 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013. The current per-share distribution is $0.04 per month, or $0.48 per year.  Additional information can be found at www.GladstoneLand.com and www.GladstoneFarms.com.

Owners or brokers who have farmland for sale in the U.S. should contact:

  Bill Frisbie at (703) 287-5839 or Bill.F@GladstoneLand.com – Eastern U.S.
  Bill Reiman at (805) 263-4778 or Bill.R@GladstoneLand.com – Western U.S.
  Bill Hughes at (571) 386-7469 or Bill.H@GladstoneLand.com – Midwest U.S.

For stockholder information on Gladstone Land, call (703) 287-5893. Information on the business activities of all of the Gladstone funds can be found at www.GladstoneCompanies.com. For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.Gladstone.com.

Non-GAAP Financial Measures:

FFO:  The National Association of Real Estate Investment Trusts ("NAREIT") developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures.  FFO does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions. The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.

CFFO:  CFFO is FFO,adjusted for items that are not indicative of the results provided by the Company's operating portfolio and affect the comparability of the Company's period-over-period performance.  These items include certain non-recurring items, such as acquisition-related expenses, income tax provisions and property and casualty losses or recoveries. Although the Company's calculation of CFFO differs from NAREIT's definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance. Accordingly, CFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance. For a full explanation of the adjustments made to arrive at CFFO, please read the Company's Form 10-Q, filed today with the SEC.

AFFO:  AFFO is CFFO,adjusted for certain non-cash items, such as the straight-lining of rents and amortizations into rental income. Although the Company's calculation of AFFO differs from NAREIT's definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance on a cash basis. Accordingly, AFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance. For a full explanation of the adjustments made to arrive at AFFO, please read the Company's Form 10-Q, filed today with the SEC.

The Company's presentation of FFO, as defined by NAREIT, or CFFO or AFFO, as defined above, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.

Certain statements in this press release, including, but not limited to, the Company's ability to maintain or grow its portfolio and FFO, benefit from increases in farmland values, increases in operating revenues, and the increase in net asset value per share are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company's current plans that are believed to be reasonable as of the date of this press release. Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the Company's ability to procure financing for investments; downturns in the current economic environment; the performance of its tenants; the impact of competition on its efforts to renew existing leases or re-lease real property; and significant changes in interest rates.  Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk Factors" of its Form 10-K for the fiscal year ended December 31, 2014, as filed with the SEC on February 24, 2015. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT: Gladstone Land Corporation, +1-703-287-5893